Exhibit 99.1

The Bancorp, Inc. Reports First Quarter 2022 Financial Results

Wilmington, DE – April 28, 2022 – The Bancorp, Inc. ("The Bancorp") (NASDAQ: TBBK), a financial holding company, today reported financial results for the first quarter of 2022.

Highlights

•	For the quarter ended March 31, 2022, The Bancorp earned net income of $29.0 million, or $0.50 diluted earnings per share, compared to net income of $26.0 million, or $0.44 diluted earnings per share for the quarter ended March 31, 2021.

•	Return on assets and equity for the quarter ended March 31, 2022 amounted to 1.7% and 18%, respectively, compared to 1.6% and 18%, respectively, for the quarter ended March 31, 2021 (all percentages “annualized”).

•	Net interest margin amounted to 3.12% for the quarter ended March 31, 2022, compared to 3.34% for the quarter ended March 31, 2021.

•	Net interest income was $52.9 million for the quarter ended March 31, 2022 compared to $53.8 million for the quarter ended March 31, 2021. In the first quarter of 2022, growth in net interest income was significantly offset by a $3.4 million reduction in Payroll Protection Program (“PPP”) related interest and fees.

•	Excluding commercial loans, at fair value, which were originally generated for sale, total loans increased to $4.16 billion at March 31, 2022, compared to $3.75 billion at December 31, 2021 and $2.83 billion at March 31, 2021. Those increases reflected growth of 10% quarter over quarter and 45% year over year. Those percentage increases exclude the impact of $56.1 million of discontinued loans previously included in discontinued assets which were reclassified to loans in the first quarter of 2022.

•	Gross dollar volume (“GDV”), representing the total amounts spent on prepaid and debit cards, increased $469.7 million, or 2%, to $28.56 billion for the quarter ended March 31, 2022 compared to the quarter ended March 31, 2021, which included the impact of COVID-19 related stimulus payments.

•	SBLOC (securities backed lines of credit), IBLOC (insurance backed lines of credit) and investment advisor financing loans collectively increased 32% year over year and 8% quarter over quarter to $2.21 billion at March 31, 2022.

•	Small Business Loans, including those held at fair value, grew 2% year over year to $705.2 million at March 31, 2022. That growth is exclusive of PPP loan balances of $23.7 million and $190.3 million, respectively, at March 31, 2022 and March 31, 2021.

•	Direct lease financing balances increased 11% year over year to $538.6 million at March 31, 2022.

•	We resumed non-SBA commercial real estate bridge lending in the third quarter of 2021. At March 31, 2022 the balance of such real estate bridge loans was $803.5 million compared to $621.7 million at December 31, 2021, reflecting quarter over quarter growth of 29%.

•	The average interest rate on $6.22 billion of average deposits and interest-bearing liabilities during the first quarter of 2022 was 0.19%. Average deposits of $6.11 billion for first quarter 2022, reflected an increase of 3% from the $5.91 billion of average deposits for the quarter ended March 31, 2021, which included the impact of COVID-19 related stimulus payments.

•	As of March 31, 2022, tier one capital to assets (leverage), tier one capital to risk-weighted assets, total capital to risk-weighted assets and common equity-tier 1 to risk-weighted assets ratios were 9.47%, 14.15%, 14.56% and 14.15%, respectively, compared to well-capitalized minimums of 5%, 8%, 10% and 6.5%, respectively. The Bancorp and The Bank each remain well capitalized under banking regulations.

•	Book value per common share at March 31, 2022 was $11.41 per share compared to $10.42 per share at March 31, 2021, an increase of 10%, primarily as a result of retained earnings.

•	The Bancorp repurchased 527,393 shares of its common stock at an average cost of $28.44 per share during the quarter ended March 31, 2022.

“We got off to a great start in 2022,” said The Bancorp CEO and President Damian Kozlowski. “Our first quarter highlighted the continued progress we are making in building our Fintech franchise as we were able to show gains in GDV even with significant headwinds due to government stimulus in 2021. Additionally, we reaffirm our 2022 guidance of $2.15 per share, which excludes the net impact of planned stock repurchases.”

The Bancorp reported net income of $29.0 million, or $0.50 per diluted share, for the quarter ended March 31, 2022, compared to net income of $26.0 million, or $0.44 per diluted share, for the quarter ended March 31, 2021.

Conference Call Webcast

You may access the LIVE webcast of The Bancorp's Quarterly Earnings Conference Call at 8:00 AM ET Friday, April 29, 2022 by clicking on the webcast link on The Bancorp's homepage at www.thebancorp.com. Or you may dial 844.775.2543, access code 6984967.  You may listen to the replay of the webcast following the live call on The Bancorp's investor relations website or telephonically until Friday, May 6, 2022 by dialing 855.859.2056, access code 6984967.

About The Bancorp

The Bancorp, Inc. (NASDAQ: TBBK), headquartered in Wilmington, Delaware, through its subsidiary, The Bancorp Bank, provides non-bank financial companies with the people, processes, and technology to meet their unique banking needs. Through its Fintech Solutions, Institutional Banking, Commercial Lending, and Real Estate Bridge Lending businesses, The Bancorp provides partner-focused solutions paired with cutting-edge technology for companies that range from entrepreneurial startups to Fortune 500 companies. With over 20 years of experience, The Bancorp has become a leader in the financial services industry, earning recognition as the #1 issuer of prepaid cards in the U.S. in June 2021, a nationwide provider of bridge financing for real estate capital improvement plans, an SBA National Preferred Lender, a leading provider of securities-backed lines of credit, with one of the few bank-owned commercial vehicle leasing groups. As evidence of its company-wide commitment to excellence, The Bancorp has also been ranked in October 2020 as one of the 100 Fastest-Growing Companies by Fortune, a Top 50 Employer in March 2021 by Equal Opportunity Magazine and was selected to be included in the S&P Small Cap 600 in May 2021. For more about The Bancorp, visit https://thebancorp.com/.

Forward-Looking Statements

Statements in this earnings release regarding The Bancorp’s business which are not historical facts are "forward-looking statements." These statements may be identified by the use of forward-looking terminology, including but not limited to the words “intend,” “may,” “believe,” “will,” “expect,” “look,” “anticipate,” “plan,” “estimate,” “continue,” or similar words , and are based on current expectations about important economic, political, and technological factors, among others, and are subject to risks and uncertainties, which could cause the actual results, events or achievements to differ materially from those set forth in or implied by the forward-looking statements and related assumptions. For further discussion of the risks and uncertainties to which these forward-looking statements may be subject, see The Bancorp’s filings with the Securities and Exchange Commission, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of those filings. The forward-looking statements speak only as of the date of this press release. The Bancorp does not undertake to publicly revise or update forward-looking statements in this press release to reflect events or circumstances that arise after the date of this press release, except as may be required under applicable law.

The Bancorp, Inc. Contact

Andres Viroslav

Director, Investor Relations

215-861-7990

andres.viroslav@thebancorp.com

Source: The Bancorp, Inc.

The Bancorp, Inc.

Financial highlights

	Three months ended		Year ended
	March 31,		December 31,
Consolidated condensed income statements	2022 (unaudited)	2021 (unaudited)	2021
	(in thousands, except per share data)

Net interest income	$52,853	$53,757	$210,876
Provision for credit losses	1,507	822	3,110
Non-interest income
ACH, card and other payment processing fees	1,984	1,796	7,526
Prepaid, debit card and related fees	18,652	19,208	74,654
Net realized and unrealized gains on commercial loans, at fair value	3,383	1,996	14,885
Leasing related income	973	965	6,457
Other non-interest income	120	109	1,227
Total non-interest income	25,112	24,074	104,749
Non-interest expense
Salaries and employee benefits	23,848	25,658	105,998
Data processing expense	1,189	1,126	4,664
Legal expense	794	2,054	6,848
FDIC insurance	974	2,380	5,586
Software	3,864	3,684	15,659
Other non-interest expense	7,683	6,981	29,595
Total non-interest expense	38,352	41,883	168,350
Income from continuing operations before income taxes	38,106	35,126	144,165
Income tax expense	9,140	9,066	33,724
Net income from continuing operations	28,966	26,060	110,441
Discontinued operations
(Loss) income from discontinued operations before income taxes	—	(124)	288
Income tax (benefit) expense	—	(29)	76
Net (loss) income from discontinued operations, net of tax	—	(95)	212
Net income	$28,966	$25,965	$110,653

Net income per share from continuing operations - basic	$0.51	$0.45	$1.93
Net income (loss) per share from discontinued operations - basic	$—	$—	$—
Net income per share - basic	$0.51	$0.45	$1.93

Net income per share from continuing operations - diluted	$0.50	$0.44	$1.88
Net income (loss) per share from discontinued operations - diluted	$—	$—	$—
Net income per share - diluted	$0.50	$0.44	$1.88
Weighted average shares - basic	57,115,903	57,372,337	57,190,311
Weighted average shares - diluted	58,095,980	59,294,081	58,830,437

Note: Compared to higher rates in recent periods, the effective tax rate for the three months ended March 31, 2022 approximated 24% as a result of the impact of tax deductions related to stock-based compensation, recorded as discrete items. The large deductions and tax benefits resulted from the increase in the Company’s stock price as compared to the original grant date.

Condensed consolidated balance sheets	March 31,	December 31,	September 30,	March 31,
	2022 (unaudited)	2021	2021 (unaudited)	2021 (unaudited)
	(in thousands, except share data)
Assets:
Cash and cash equivalents
Cash and due from banks	$11,399	$5,382	$6,687	$7,838
Interest earning deposits at Federal Reserve Bank	662,827	596,402	310,642	1,738,749
Total cash and cash equivalents	674,226	601,784	317,329	1,746,587

Investment securities, available-for-sale, at fair value	907,338	953,709	1,054,223	1,128,459
Commercial loans, at fair value	1,180,885	1,388,416	1,615,312	1,851,724
Loans, net of deferred fees and costs	4,164,298	3,747,224	3,136,662	2,827,076
Allowance for credit losses	(19,051)	(17,806)	(16,159)	(16,419)
Loans, net	4,145,247	3,729,418	3,120,503	2,810,657
Federal Home Loan Bank and Atlantic Central Bankers Bank stock	1,663	1,663	1,663	1,368
Premises and equipment, net	16,314	16,156	16,602	17,196
Accrued interest receivable	17,284	17,871	17,180	20,164
Intangible assets, net	2,348	2,447	2,547	2,746
Other real estate owned	18,873	18,873	19,488	17,343
Deferred tax asset, net	18,521	12,667	12,237	10,900
Investment in unconsolidated entity, at fair value	—	—	—	31,047
Assets held-for-sale from discontinued operations	—	3,268	5,274	18,620
Other assets	99,961	96,967	86,105	90,530
Total assets	$7,082,660	$6,843,239	$6,268,463	$7,747,341

Liabilities:
Deposits
Demand and interest checking	$5,506,083	$5,561,365	$4,734,352	$6,231,220
Savings and money market	722,240	415,546	378,160	690,281
Total deposits	6,228,323	5,976,911	5,112,512	6,921,501

Securities sold under agreements to repurchase	42	42	42	42
Short-term borrowings	—	—	300,000	—
Senior debt	98,774	98,682	98,590	98,406
Subordinated debenture	13,401	13,401	13,401	13,401
Other long-term borrowings	39,318	39,521	39,715	40,085
Other liabilities	50,507	62,228	66,226	77,142
Total liabilities	$6,430,365	$6,190,785	$5,630,486	$7,150,577

Shareholders' equity:
Common stock - authorized, 75,000,000 shares of $1.00 par value; 57,155,028 and 57,247,913 shares issued and outstanding at March 31, 2022 and 2021, respectively	57,155	57,371	57,331	57,248
Additional paid-in capital	336,604	349,686	357,528	370,481
Retained earnings	268,072	239,106	212,114	154,418
Accumulated other comprehensive (loss) income	(9,536)	6,291	11,004	14,617
Total shareholders' equity	652,295	652,454	637,977	596,764

Total liabilities and shareholders' equity	$7,082,660	$6,843,239	$6,268,463	$7,747,341

Note: Previous balance sheets included assets held-for-sale from discontinued operations, which were reclassified to continuing operations in the first quarter of 2022. Previous balance sheets also included investment in unconsolidated entity, which reflected Bancorp’s balance of the Walnut Street investment. Walnut Street was comprised of Bancorp loans sold to that entity, which was partially financed by an independent investor. In the third quarter of 2021, The Bancorp and that investor dissolved the entity, as the remaining balance did not warrant ongoing administrative and accounting expenses. As a result of the dissolution, the investment in unconsolidated entity, which had a June 30, 2021 balance of $25.0 million, was reclassified as follows: approximately $22.9 million of loans were reclassified to commercial loans, at fair value and $2.1 million was reclassified to other real estate owned, as those assets continue to be reported at fair value.

Average balance sheet and net interest income	Three months ended March 31, 2022			Three months ended March 31, 2021
	(dollars in thousands; unaudited)
	Average		Average	Average		Average
Assets:	Balance	Interest	Rate	Balance	Interest	Rate

Interest earning assets:
Loans, net of deferred fees and costs**	$5,136,377	$50,508	3.93%	$4,476,617	$47,811	4.27%
Leases-bank qualified*	4,015	105	10.46%	6,982	118	6.76%
Investment securities-taxable	939,511	4,891	2.08%	1,193,009	8,808	2.95%
Investment securities-nontaxable*	3,559	32	3.60%	4,042	35	3.46%
Interest earning deposits at Federal Reserve Bank	686,614	347	0.20%	747,845	183	0.10%
Net interest earning assets	6,770,076	55,883	3.30%	6,428,495	56,955	3.54%

Allowance for credit losses	(17,810)			(16,069)
Assets held-for-sale from discontinued operations	—	—	—	109,128	853	3.13%
Other assets	224,312			214,171
	$6,976,578			$6,735,725

Liabilities and Shareholders' Equity:
Deposits:
Demand and interest checking	$5,575,228	$1,406	0.10%	$5,501,697	$1,617	0.12%
Savings and money market	532,047	200	0.15%	407,186	149	0.15%
Total deposits	6,107,275	1,606	0.11%	5,908,883	1,766	0.12%

Short-term borrowings	555	—	—	13,055	8	0.25%
Repurchase agreements	41	—	—	41	—	—
Subordinated debentures	13,401	116	3.46%	13,401	113	3.37%
Senior debt	98,724	1,279	5.18%	100,140	1,279	5.11%
Total deposits and liabilities	6,219,996	3,001	0.19%	6,035,520	3,166	0.21%

Other liabilities	104,207			111,241
Total liabilities	6,324,203			6,146,761

Shareholders' equity	652,375			588,964
	$6,976,578			$6,735,725
Net interest income on tax equivalent basis*		$52,882			$54,642

Tax equivalent adjustment		29			32

Net interest income		$52,853			$54,610
Net interest margin *			3.12%			3.34%

* Full taxable equivalent basis, using a statutory Federal tax rate of 21% for 2022 and 2021.

** Includes commercial loans, at fair value. All periods include non-accrual loans.

NOTE: In the table above, the 2021 interest on loans reflects $1.4 million of interest and fees which were earned on a short-term line of credit to another institution to initially fund Payroll Protection Program (“PPP”) loans, which did not significantly increase average loans or assets, and which are not expected to recur. Interest on loans for 2022 and 2021 includes $440,000 and $2.4 million, respectively, of interest and fees on PPP loans.

Allowance for credit losses	Three months ended		Year ended
	March 31,	March 31,	December 31,
	2022 (unaudited)	2021 (unaudited)	2021
	(dollars in thousands)

Balance in the allowance for credit losses at beginning of period (1)	$17,806	$16,082	$16,082

Loans charged-off:
SBA non-real estate	98	144	1,138
SBA commercial mortgage	—	—	417
Direct lease financing	191	97	412
SBLOC	—	15	15
Consumer - home equity	—	—	10
Consumer - other	—	—	14
Total	289	256	2,006

Recoveries:
SBA non-real estate	12	4	51
SBA commercial mortgage	—	—	9
Direct lease financing	19	2	58
Consumer - home equity	—	—	1,099
Total	31	6	1,217
Net charge-offs	258	250	789
Provision credited to allowance, excluding commitment provision	1,503	587	2,513

Balance in allowance for credit losses at end of period	$19,051	$16,419	$17,806
Net charge-offs/average loans	0.01%	0.01%	0.03%
Net charge-offs/average assets	—	—	0.01%

(1) Excludes activity from discontinued operations.

Loan portfolio	March 31,	December 31,	September 30,	March 31,
	2022	2021	2021	2021
	(in thousands)

SBL non-real estate	$122,387	$147,722	$171,845	$305,446
SBL commercial mortgage	385,559	361,171	367,272	320,013
SBL construction	31,432	27,199	23,117	20,692
Small business loans	539,378	536,092	562,234	646,151
Direct lease financing	538,616	531,012	514,068	484,316
SBLOC / IBLOC *	2,067,233	1,929,581	1,834,523	1,622,359
Advisor financing **	146,461	115,770	81,143	58,919
Real estate bridge loans	803,477	621,702	128,699	—
Other loans ***	61,096	5,014	4,917	6,452
	4,156,261	3,739,171	3,125,584	2,818,197
Unamortized loan fees and costs	8,037	8,053	11,078	8,879
Total loans, net of unamortized fees and costs	$4,164,298	$3,747,224	$3,136,662	$2,827,076

Small business portfolio	March 31,	December 31,	September 30,	March 31,
	2022	2021	2021	2021
	(in thousands)

SBL, including unamortized fees and costs	$545,462	$541,437	$566,472	$647,445
SBL, included in commercial loans, at fair value	183,408	199,585	214,301	234,908
Total small business loans ****	$728,870	$741,022	$780,773	$882,353

* Securities Backed Lines of Credit, or SBLOC, are collateralized by marketable securities, while Insurance Backed Lines of Credit, or IBLOC, are collateralized by the cash surrender value of eligible life insurance policies.

** In 2020, we began originating loans to investment advisors for purposes of debt refinance, acquisition of another firm or internal succession. Maximum loan amounts are subject to loan-to-value ratios of 70%, based on third-party business appraisals, but may be increased depending upon the debt service coverage ratio. Personal guarantees and blanket business liens are obtained as appropriate.

*** Included in the table above under Other loans are demand deposit overdrafts reclassified as loan balances totaling $310,000 and $322,000 at March 31, 2022 and December 31, 2021, respectively. Estimated overdraft charge-offs and recoveries are reflected in the allowance for credit losses and have been immaterial.

**** The preceding table shows small business loans and small business loans held at fair value. The small business loans held at fair value are comprised of the government guaranteed portion of certain SBA loans at the dates indicated (in thousands). A reduction in SBL non-real estate from $147.7 million to $122.4 million in the first quarter of 2022 resulted from U.S. government repayments of $21.1 million of PPP loans authorized by The Consolidated Appropriations Act, 2021. PPP loans totaled $23.7 million at March 31, 2022 and $190.3 million at March 31, 2021, respectively.

Small business loans as of March 31, 2022

Loan principal
(in millions)
U.S. government guaranteed portion of SBA loans (a)	$369
Paycheck Protection Program loans (PPP) (a)	24
Commercial mortgage SBA (b)	191
Construction SBA (c)	19
Non-guaranteed portion of U.S. government guaranteed loans (d)	100
Non-SBA small business loans (e)	17
Total principal	$720
Unamortized fees and costs	9
Total small business loans	$729

(a) This is the portion of SBA 7a loans (7a) and PPP loans which have been guaranteed by the U.S. government, and therefore are assumed to have no credit risk.

(b) Substantially all these loans are made under the SBA 504 Fixed Asset Financing program (504) which dictates origination date loan-to-value percentages (“LTV”), generally 50-60%, to which the Bank adheres.

(c) Of the $19 million in Construction SBA loans, $16 million are 504 first mortgages with an origination date LTV of 50-60% and $3 million are SBA interim loans with an approved SBA post-construction full takeout/payoff.

(d) The $100 million represents the unguaranteed portion of 7a loans which are 70% or more guaranteed by the U.S. government. 7a loans are not made on the basis of real estate LTV; however, they are subject to SBA's "All Available Collateral" rule which mandates that to the extent a borrower or its 20% or greater principals have available collateral (including personal residences), the collateral must be pledged to fully collateralize the loan, after applying SBA-determined liquidation rates. In addition, all 7a and 504 loans require the personal guaranty of all 20% or greater owners.

(e) The $17 million of non-SBA loans is comprised of approximately 20 conventional coffee/doughnut/carryout franchisee note purchases. The majority of purchased notes were made to multi-unit operators, are considered seasoned and have performed as agreed.

Small business loans by type as of March 31, 2022

(Excludes government guaranteed portion of SBA 7a loans and PPP loans)

	SBL commercial mortgage*	SBL construction*	SBL non-real estate	Total	% Total
	(in millions)
Hotels (except casino hotels) and motels	$66	$5	$—	$71	22%
Full-service restaurants	13	2	2	17	5%
Outpatient mental health and substance abuse centers	15	—	—	15	4%
Child day care services	12	—	1	13	4%
Baked goods stores	4	—	9	13	4%
Car washes	10	1	—	11	3%
Offices of lawyers	9	—	—	9	3%
Assisted living facilities for the elderly	9	—	—	9	3%
Funeral homes and funeral services	8	—	—	8	2%
Gasoline stations with convenience stores	8	—	—	8	2%
Lessors of nonresidential buildings (except miniwarehouses)	8	—	—	8	2%
General warehousing and storage	7	—	—	7	2%
Fitness and recreational sports centers	—	5	2	7	2%
Limited-service restaurants	1	2	3	6	1%
All other amusement and recreation industries	4	—	1	5	1%
Other technical and trade schools	—	5	—	5	1%
Other spectator sports	5	—	—	5	1%
Other warehousing and storage	3	—	—	3	1%
Plumbing, heating, and air-conditioning contractors	3	—	—	3	1%
Offices of dentists	3	—	—	3	1%
All other miscellaneous wood product manufacturing	3	—	—	3	1%
Offices of physicians	3	—	—	3	1%
Elementary and secondary schools	2	—	—	2	1%
Landscaping services	1	—	1	2	1%
Lessors of other real estate property	2	—	—	2	1%
All other miscellaneous general purpose machinery manufacturing	2	—	—	2	1%
Sewing, needlework, and piece goods stores	2	—	—	2	1%
Automotive body, paint, and interior repair and maintenance	2	—	—	2	1%
Pet care (except veterinary) services	2	—	—	2	1%
Amusement arcades	2	—	—	2	1%
Caterers	2	—	—	2	1%
Offices of real estate agents and brokers	2	—	—	2	1%
Vocational rehabilitation services	2	—	—	2	1%
Other**	47	1	25	73	22%
Total	$262	$21	$44	$327	100%

* Of the SBL commercial mortgage and SBL construction loans, $73 million represents the total of the non-guaranteed portion of SBA 7a loans and non-SBA loans. The balance of those categories represents SBA 504 loans with 50%-60% origination date loan-to-values.

**Loan types less than $2 million are spread over a hundred different classifications such as Commercial Printing, Pet and Pet Supplies Stores, Securities Brokerage, etc.

State diversification as of March 31, 2022

(Excludes government guaranteed portion of SBA 7a loans and PPP loans)

	SBL commercial mortgage*	SBL construction*	SBL non-real estate	Total	% Total
	(in millions)
Florida	$62	$—	$5	$67	21%
California	44	2	4	50	15%
North Carolina	24	7	2	33	10%
Pennsylvania	29	—	2	31	9%
New York	18	5	3	26	7%
Illinois	15	—	2	17	6%
Texas	12	—	4	16	5%
New Jersey	7	—	7	14	4%
Colorado	4	6	1	11	3%
Virginia	9	—	1	10	3%
Tennessee	8	—	—	8	3%
Georgia	3	—	1	4	2%
Ohio	4	—	—	4	1%
Michigan	3	—	1	4	1%
Washington	3	—	—	3	1%
Other States	17	1	11	29	9%
Total	$262	$21	$44	$327	100%

* Of the SBL commercial mortgage and SBL construction loans, $73 million represents the total of the non-guaranteed portion of SBA 7a loans and non-SBA loans. The balance of those categories represents SBA 504 loans with 50%-60% origination date loan-to-values.

Top 10 loans as of March 31, 2022

Type*	State	SBL commercial mortgage*
	(in millions)
Mental health and substance abuse center	FL	$10
Hotel	FL	9
Lawyer's office	CA	9
General warehousing and storage	PA	7
Hotel	NC	6
Hotel	NY	5
Assisted living facility	FL	5
Technical and trade school	NC	5
Hotel	NC	5
Mental health and substance abuse center	PA	4
Total		$65

* All of the top 10 loans are 504 SBA loans with 50%-60% origination date loan-to-value and are in the commercial mortgage category. The top 10 loan table above does not include loans to the extent that they are U.S. government guaranteed.

Commercial real estate loans, excluding SBA loans, are as follows including LTV at origination:

Type as of March 31, 2022

Type	# Loans	Balance	Weighted average origination date LTV	Weighted average interest rate
	(dollars in millions)
Real estate bridge loans (multi-family apartment loans recorded at book value)*	74	$803	74%	3.99%

Non-SBA commercial real estate loans, at fair value:
Multi-family (apartment bridge loans)*	67	$858	76%	4.71%
Hospitality (hotels and lodging)	9	71	65%	5.68%
Retail	5	59	71%	4.28%
Other	6	16	73%	5.13%
	87	1,004	75%	4.76%
Fair value adjustment		(6)
Total non-SBA commercial real estate loans, at fair value		998
Total commercial real estate loans		$1,801	75%	4.43%

*In the third quarter of 2021, we resumed the origination of multi-family apartment loans. These are similar to the multi-family apartment loans carried at fair value, but at origination are intended to be held on the balance sheet, so are not accounted for at fair value.

State diversification as of March 31, 2022			15 largest loans as of March 31, 2022
State	Balance	Origination date LTV	State	Balance	Origination date LTV
(in millions)			(in millions)
Texas	$708	76%	Texas	$41	79%
Georgia	171	74%	Texas	39	75%
Ohio	123	72%	Texas	37	80%
Alabama	90	74%	Texas	37	62%
Florida	80	73%	Tennessee	30	72%
Arizona	65	68%	Missouri	30	75%
Tennessee	55	74%	Texas	30	79%
Other States each <$55 million	509	74%	Mississippi	29	77%
Total	$1,801	74%	Texas	29	77%
			North Carolina	28	77%
			Texas	27	77%
			New Jersey	27	78%
			Oklahoma	27	74%
			Ohio	26	77%
			Texas	26	75%
			15 Largest loans	$463	76%

Institutional banking loans outstanding at March 31, 2022

Type	Principal	% of total
	(in millions)
Securities backed lines of credit (SBLOC)	$1,160	53%
Insurance backed lines of credit (IBLOC)	907	41%
Advisor financing	146	6%
Total	$2,213	100%

For SBLOC, we generally lend up to 50% of the value of equities and 80% for investment grade securities. While equities have fallen in excess of 30% in recent years, the reduction in collateral value of brokerage accounts collateralizing SBLOCs generally has been less, for two reasons. First, many collateral accounts are “balanced” and accordingly have a component of debt securities, which have either not decreased in value as much as equities, or in some cases may have increased in value. Secondly, many of these accounts have the benefit of professional investment advisors who provided some protection against market downturns, through diversification and other means. Additionally, borrowers often utilize only a portion of collateral value, which lowers the percentage of principal to collateral.

Top 10 SBLOC loans at March 31, 2022

	Principal amount	% Principal to collateral
	(in millions)
	$18	38%
	14	29%
	9	33%
	9	61%
	9	38%
	9	72%
	8	67%
	7	74%
	7	35%
	6	13%
Total and weighted average	$96	45%

Insurance backed lines of credit (IBLOC)

IBLOC loans are backed by the cash value of eligible life insurance policies which have been assigned to us.  We lend up to 100% of such cash value. Our underwriting standards require approval of the insurance companies which carry the policies backing these loans. Currently, eight insurance companies have been approved and, as of January 26, 2022, all were rated Excellent (A or better) by AM BEST.

Direct lease financing* by type as of March 31, 2022

	Principal balance	% Total
	(in millions)
Construction	$99	19%
Government agencies and public institutions**	82	15%
Waste management and remediation services	64	12%
Real estate and rental and leasing	56	10%
Retail trade	46	9%
Wholesale purchase	43	7%
Health care and social assistance	30	6%
Transportation and warehousing	29	5%
Professional, scientific, and technical services	19	4%
Wholesale trade	17	3%
Manufacturing	16	3%
Educational services	8	2%
Other	30	5%
Total	$539	100%

* Of the total $539 million of direct lease financing, $477 million consisted of vehicle leases with the remaining balance consisting of equipment leases.

** Includes public universities and school districts.

Direct lease financing by state as of March 31, 2022

State	Principal balance	% Total
	(in millions)
Florida	$91	17%
Utah	47	9%
California	47	9%
New Jersey	39	7%
Pennsylvania	34	6%
New York	30	6%
North Carolina	25	5%
Maryland	24	4%
Texas	22	4%
Connecticut	16	3%
Washington	16	3%
Georgia	13	2%
Idaho	11	2%
Alabama	10	2%
Tennessee	10	2%
Other States	104	19%
Total	$539	100%

Capital ratios	Tier 1 capital	Tier 1 capital	Total capital	Common equity
	to average	to risk-weighted	to risk-weighted	tier 1 to risk
	assets ratio	assets ratio	assets ratio	weighted assets
As of March 31, 2022
The Bancorp, Inc.	9.47%	14.15%	14.56%	14.15%
The Bancorp Bank	10.19%	15.23%	15.64%	15.23%
"Well capitalized" institution (under FDIC regulations-Basel III)	5.00%	8.00%	10.00%	6.50%

As of December 31, 2021
The Bancorp, Inc.	10.40%	14.72%	15.13%	14.72%
The Bancorp Bank	10.98%	15.48%	15.88%	15.48%
"Well capitalized" institution (under FDIC regulations-Basel III)	5.00%	8.00%	10.00%	6.50%

	Three months ended		Year ended
	March 31,		December 31,
	2022	2021	2021
Selected operating ratios
Return on average assets (1)	1.68%	1.56%	1.68%
Return on average equity (1)	18.01%	17.88%	17.94%
Net interest margin	3.12%	3.34%	3.35%

(1) Annualized

Book value per share table	March 31,	December 31,	September 30,	March 31,
	2022	2021	2021	2021
Book value per share	$11.41	$11.37	$11.13	$10.42

Loan quality table	March 31,	December 31,	September 30,	March 31,
	2022	2021	2021	2021
	(dollars in thousands)
Nonperforming loans to total loans	0.20%	0.10%	0.24%	0.49%
Nonperforming assets to total assets	0.38%	0.33%	0.43%	0.40%
Allowance for credit losses to total loans	0.46%	0.48%	0.52%	0.58%

Nonaccrual loans	$3,621	$3,161	$6,106	$11,961
Loans 90 days past due still accruing interest	4,597	461	1,569	1,762
Other real estate owned	18,873	18,873	19,488	17,343
Total nonperforming assets	$27,091	$22,495	$27,163	$31,066

Gross dollar volume (GDV) (1)	Three months ended
	March 31,	December 31,	September 30,	March 31,
	2022	2021	2021	2021
	(in thousands)

Prepaid and debit card GDV	$28,564,582	$24,821,576	$24,392,188	$28,094,930

(1) Gross dollar volume represents the total dollar amount spent on prepaid and debit cards issued by The Bancorp Bank.

Business line quarterly summary
Quarter ended March 31, 2022
(dollars in millions)

		Balances
			% Growth
Major business lines	Average approximate rates *	Balances **	Year over year	Linked quarter annualized
Loans
Institutional banking ***	2.6%	$2,213	32%	33%
Small business lending****	5.0%	729	2%	5%
Leasing	5.9%	539	11%	6%
Commercial real estate (non-SBA loans, at fair value)	4.7%	998	nm	nm
Real estate bridge loans (recorded at book value)	4.0%	803	nm	nm
Weighted average yield	3.9%	$5,282			Non-interest income
						% Growth
Deposits: Fintech solutions group					Current quarter	Year over year
Prepaid and debit card issuance, and other payments	0.1%	$5,465	3%	nm	$ 20.6	(2%)

* Average rates are for the quarter ended March 31, 2022.

** Loan and deposit categories are respectively based on period-end and average quarterly balances.

*** Institutional Banking loans are comprised of security backed lines of credit (SBLOC), collateralized by marketable securities, insurance backed lines of credit (IBLOC), collateralized by the cash surrender value of eligible life insurance policies, and investment advisor financing.

**** Small Business Lending is substantially comprised of SBA loans. Loan growth percentages exclude short-term PPP loans.